Exhibit 23.01






    Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 33-48034) pertaining to the El Morro Corrugated Box Corporation Savings and Investment Plan of Temple-Inland Inc. of our reports dated March 8, 2005, with respect to the consolidated financial statements of Temple-Inland Inc., Temple-Inland Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Temple-Inland Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2005, filed with the Securities and Exchange Commission.

                                   /s/ Ernst & Young LLP

Austin, Texas
May 16, 2005